Exhibit 99.3

BLAST ENERGY SERVICES, INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements and related notes are presented to show effects of the acquisition of the oil and gas properties purchased by Blast Energy Services, Inc. from Sun Resources Texas, Inc.

The pro forma consolidated statement of operations is based on the assumption that the Acquisition occurred effective at the beginning of the year presented.  The pro forma consolidated statement of operations is for comparative purposes only and may not be indicative of the results of operations that would have occurred if the Company had completed the acquisition at an earlier date or the results that will be attained in the future.

Pro forma data is based on assumptions and include adjustments as explained in the notes to the unaudited pro forma financial statements.  The unaudited pro forma consolidated statement of operations should be read in conjunction with the notes thereto, Blast Energy Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Statements of Combined Revenues and Direct Operating Expenses of the Oil and Gas Properties Purchased from Sun Resources Texas, Inc. included herein.

Blast Energy Services, Inc.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009

	Blast Energy Services, Inc. Historical		Pro Forma Adjustments		Pro Forma Consolidated

Revenue:		$330,908	$144,010	a		$474,918

Operating expenses:
Direct operating expenses		-	179,525	a		179,525
Cost of satellite sales		665,523				665,523
Selling, general and administrative		1,036,254				1,036,254
Depreciation and amortization		139,426	46,456	b		185,882
Bad debt expense		6,716				6,716
Asset impairment		50,479				50,479
Loss on disposal of equipment		3,885				3,885
Total operating expenses		1,902,283	225,981			2,128,264

Operating loss		(1,571,375)	(81,971)			(1,653,346)

Other income (expense):
Interest income		245				245
Interest expense		(106,785)				(106,785)
Total other income (expense)		(106,540)				(106,540)

Net Income (loss)		$(1,677,915)				$(1,759,886)

Preferred dividends		240,000				240,000
Net income (loss) attributable to common shareholders		$(1,917,915)				$(1,999,886)

Net income (loss) per common share - Basic :
Continuing operations		$(0.03)				$(0.03)
Discontinued operations		-				-
Net income (loss)	$	(0.03)			$	(0.03)

Net income (loss) per common share - Diluted:
Continuing operations		$(0.03)				$(0.03)
Discontinued operations		-				-
Net income (loss)		$(0.03)				$(0.03)

Weighted average common shares outstanding:
Basic		61,526,377				61,526,377
Diluted		61,526,377				61,526,377

The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of these statements.

BLAST ENERGY SERVICES, INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

The unaudited pro forma consolidated statement of operations is based on the audited financial statements of Blast Energy Services, Inc. as of and for the year ended December 31, 2009, the audited statements of combined revenues and direct operating expenses of the Oil and Gas Properties purchased from Sun Resources Texas, Inc. for the year ended December 31, 2009, and the adjustments and assumptions described below.

PRO FORMA ADJUSTMENTS

The unaudited pro forma consolidated statements of operations reflect the following adjustments:

a.	Record revenues and direct operating expenses for the Properties acquired during the respective reporting period.

b.	Record pro forma depletion of the Properties using the units-of-production method associated with the production of reserves during the respective reporting period.